Exhibit 10.52

GRIFFITH, JAY MICHEL LLP

ATTORNEYS AT LAW

Ross P. Griffith	2200 Forest Park Boulevard
James V. Jay IV	Fort Worth, Texas 76110-1732	Of Counsel
Thomas M. Michel	Phone (817) 926-2500	Franklin Moore
Kelly E. DeBerry	Fax (817) 926-2505	William M. Murphy
Mark J. Petrocchi	Website www.lawjm.com	Richard L. Bourland, P.C.
Lauren M. Lockett		Elizabeth Bourland
William V. Haslam

March 6, 2019

Via E-mail (zacha,:y.farrar@wickphillips.com)

Zachary C. Farrar

Wick Phillips Gould & Martin LLP

100 Throckmorton St., Suite 1500 Fort Worth, TX 76102

RE: Cause No. 2018-005801-1; In County Court at Law No. 1 of Tarrant County, TX; Wildcat Consulting Group LLC vs. Greenway Technologies, Inc. (Consulting Agreement)

Our File No. 7538 Cause No. 2018-006416-2; In County Court at Law No. 2 of Tarrant County, TX; Wildcat Consulting Group LLC vs. Greenway Technologies, Inc. (Promissory Note)

Our File No. 7539 Dear Mr. Farrar:

The purpose of this Rule 11 Agreement ("Agreement") is to memorialize the agreement reached between the parties in the above-referenced lawsuits as a result of the mediation and settlement discussions conducted between Wildcat Consulting Group LLC ("Wildcat") and Greenway Technologies, Inc. ("Greenway"). The terms of this Agreement are to be incorporated into settlement documents including a Promissory Note and Compromise Settlement Agreement ("CSA"), which will incorporate the terms of this Agreement as set forth below. If the parties fully and timely perform the obligations as set forth herein, it is intended that the settlement of these lawsuits should result in a dismissal with prejudice of the claims pending in the above-referenced lawsuits. Upon full execution, this Agreement will be filed with the Court in each of the above-referenced lawsuits.

Wildcat and Greenway hereby agree to the following:

1.            With regard to the claims pending in Cause No. 2018-006416-2, referred to as the "Promissory Note Lawsuit":

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a.                   The parties agree that Greenway shall execute a new Promissory Note payable to Wildcat in the original principal amount of $100,000. This new Promissory Note shall be effective as of November 13, 2017 and shall provide for interest accruing since the effective date at the rate of 10% per annum, which shall be compounded annually. The new Promissory Note will have a maturity date of March 1, 2020 and shall provide for the payments of principal only to be paid in four installments of $25,000 each to be paid to Wildcat on or before 5:00 p.m. on June 1, 2019, September 1, 2019, December 1, 2019 and March 1, 2020. All unpaid principal and interest shall become due and payable on maturity or in the event of default. The new Promissory Note shall provide for a default interest rate of 18% per annum, compounded annually, and shall provide that Wildcat shall be entitled to recover reasonable and necessary attorney's fees and costs of court in the event of a default. The new Promissory Note shall provide that "time is of the essence" with regard to all payments to be made pursuant to that note.

b.                  As additional consideration, Greenway shall issue 500,000 shares of Restricted 144a Common A stock to Wildcat as soon as practical after Greenway has taken actions necessary to provide for the issuance of such shares. In no event shall such shares be issued after October 15, 2019.

c.                   Wildcat hereby agrees that upon issuance of the above-referenced shares, all warrants issued to Wildcat prior to this Agreement shall be terminated. Wildcat, Mr. Marshall Gleason and all affiliated entities hereby represent that they currently have no claim for any additional warrants, or claims for any warrant for Greenway stock which are not terminated by this Agreement. Nothing herein shall prevent the issuance of additional warrants after this date, under separate agreement to Wildcat, Mr. Gleason or affiliated entities. Wildcat, Mr. Gleason and all affiliated entities hereby agree not to exercise any previously issued warrants so long as Greenway is not in default of this Agreement.

d.                  Wildcat and Greenway hereby agree that Wildcat currently has 1,700,000 unrestricted shares and 3,000,000 Rule 144a shares of stock in Greenway.

e.                   Wildcat and Greenway agree that the Promissory Note Lawsuit shall be abated until October 15, 2019 to allow for the preparation and execution of settlement documents and for the timely payment of amounts due and stock issuance prior to that date. In the event all payments and/or obligations imposed in this Agreement are not timely performed, Wildcat shall be entitled to proceed with the all claims pending in the Promissory Note Lawsuit on the original Promissory Note, subject to any credits provided as described herein. The New Promissory Note shall

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not be construed as a wavier or novation of the claims pursuant to the original Promissory Note. To the extent Wildcat pursues claims on the original Promissory Note, Wildcat shall have no claims under the New Promissory Note.

2.                 With regard to the claims pending in Cause No. 2018-005801-1, referred to as the "Consulting Agreement Lawsuit":

a.                  The parties agree to execute a CSA which will provide that Greenway shall pay Wildcat a total settlement of amount of $300,000 to be paid by 60 monthly payments of $5,000 each with the first payment being due to Wildcat on or before 5:00 p.m. on or before March 15, 2019 and by 5:00 p.m. on the 1st day of each month thereafter until paid in full.

b.                 The CSA shall provide that Greenway stipulates that the Overriding Royalty Agreement ("ORRI") between Greenway Innovative Energy, Inc. (a wholly- owned subsidiary of Greenway) and Wildcat executed on or about October 30, 2017 is valid and enforceable for all purposes and that Greenway shall not contest Wildcat's right to receive payments pursuant to such agreement. The parties agree to amend the ORRI, to increase Wildcat's royalties from 1/4 of 1 % or .25% to 3/8 of 1 % or ..375%. Greenway agrees that it will not contest Wildcat's right to receive payments pursuant to the amended ORRI. The amended ORRI shall be executed on or before April 1, 2019.

c.                  The CSA shall provide that Greenway stipulates that the Royalty Agreement between Greenway and Wildcat executed on or about October 30, 2017 is valid and enforceable for all purposes and that Greenway shall not contest Wildcat's right to receive payments pursuant to such agreement.

d.                 The CSA shall provide that the parties agree that in the event Wildcat receives any payments pursuant to the amended ORRI and/or the Royalty Agreement referenced above, prior to the full timely payment of the settlement amount referenced above, Greenway shall be entitled to a dollar-for-dollar credit against the settlement amount. In the event Greenway fails to timely make any monthly payment of the settlement amount, it shall only have a right to a credit for any ORRI or Royalty Agreement payment(s) made to Wildcat prior to such default.

e.                  The CSA shall provide that Greenway shall issue 1,000,000 shares of Restricted 144a Common A stock to Wildcat as soon as practical after Greenway has taken actions necessary to provide for the issuance of such shares. In no event shall such shares be issued after October 15, 2019.

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f.                   The CSA shall provide that Greenway, effective immediately, releases Wildcat from any and all claims arising out of the past transactions between the parties. The CSA shall further provide that Wildcat shall release Greenway of any and all claims arising from past transactions effective as of October 15, 2019, subject to Greenway's timely performance of its obligations under this Agreement, prior to that date. In the event of a default prior to October 15, 2019, the parties agree that Greenway shall be entitled to a credit against Wildcat's claims for any amounts paid or stock issued by Greenway to Wildcat prior the date of default, and Wildcat shall be entitled to pursue claims under the Consulting Agreement or the CSA at its election. Wildcat's election of pursuing claims under either the Consulting Agreement or the CSA in no way limits any defenses available to Greenway.

g.                  The CSA shall provide that the Consulting Agreement Lawsuit shall be abated until October 15, 2019 to allow for the preparation and execution of settlement documents and for the timely payment of amounts due and stock issuance prior to that date. In the event all payments and/or obligations imposed in this Agreement are not timely performed, Wildcat shall be entitled to proceed with all claims pending in the Consulting Agreement Lawsuit, subject to any credits provided as described herein above.

3.                  Each party stipulates and agrees that they have been cautioned to read this entire document word-for-word and to ask questions they may have about this Agreement of their respective attorneys.

4.                  By signing this Agreement, each party to it represents that they reviewed this written Agreement with their respective counsel of record in this case before signing it. Each party represents that they have they have the authority to sign this Agreement in the capacity represented. Each party stipulates and represents to the other and to their attorneys that:

a.	each is signing this Agreement only after having read this entire document carefully, word-for-word;

b.	each has been afforded an opportunity to ask any questions they may have about this Agreement of their lawyer outside the presence of the other party, and each is completely satisfied with the legal representation they have received today;

c.	each party, in signing this Agreement, is acting voluntarily and not under any duress or compulsion by the attorneys or any other person and each party is
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physically, mentally and emotionally able to understand the terms of this Agreement and execute this Agreement and is of sound mind and is able to give knowing and voluntary assent to it, and that they are without mental illness that would preclude the ability to understand and assent to the Agreement;

d.	neither party has been promised anything that is not contained in this Agreement, in order to induce or encourage either party to assent to it;

e.	this stipulation and the Agreement is signed voluntarily and with the advice and consent of counsel on the date set out below, and its provisions are intended to be incorporated into a Promissory Note and CSA as provided herein above; and

f.	each party has been advised NOT to sign this Agreement unless each has read it fully, understands it completely, and is willing to be bound by all of its terms, provisions and conditions.

5.                 The CSA shall provide that Greenway shall pay to Wildcat's attorney, Griffith, Jay & Michel, LLP, the total sum of$60,000 to be paid by three payments of$20,000 each to be paid on or before 5:00 p.m. on June 1, 2019, August 1, 2019, and October 1, 2019.

6.                  Greenway agrees to provide Wildcat a copy of the Corporate Resolution approving this Agreement, the New Promissory Note, CSA, the issuance of stock, the abatement of all litigation and the anticipated dismissal of such litigation, as provided herein.

7.                  The parties agree to file a joint motion for abatement and to present an Agreed Order of Abatement abating the lawsuits described above, until the earlier of any default of this Agreement, or October 30, 2019.

8.                  The parties agree that if all terms of this Agreement have been timely performed through October 15, 2019, the parties will file a Joint Motion for Dismissal and present Agreed Orders of Dismissal with prejudice of the lawsuits described above.

9.                  The parties agree that venue for enforcement of the Agreement and all documents referenced therein shall be in the State Courts located in Tarrant County, Texas.

10.                  The parties agree that counsel for Greenway shall prepare the original draft(s) of the CSA, Amendment to the ORRI and the Motion and Order of Dismissal. Counsel for Wildcat shall prepare the original draft of the New Promissory Note, and Motion and Order of

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Abatement. The first drafts of these documents shall be exchanged by and between counsels on or before March 25, 2019.

This Agreement shall be executed by Marshall Gleason, Member of Wildcat, and shall be further executed by John Olynick, President of Greenway. Greenway has represented that it shall conduct a Special Meeting of its Board of Directors on or before 12:00pmCST on March 11, 2019, and at such Special Meeting, Mr. Olynick shall present and recommend the acceptance of the terms and conditions of this Agreement. Counsels shall be notified by no later than 1:00pmCST of the Board's vote and final determination of the acceptance or rejection of this Agreement. If this Agreement is approved by Greenway's Board of Directors, this Agreement along with the notification of such approval shall be filed with the courts in which the lawsuits are pending and shall be enforceable and non-revocable by Rule 11 of the Texas Rules of Civil Procedure. If not approved at such Special Board meeting, Greenway agrees to provide by March 15, 2019, dates and times available for depositions of its corporate representatives in the lawsuits, such depositions to occur no later than within 60 days of March 6, 2019.

[The remainder of this page is left intentionally blank. Signature page following.]

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The undersigned hereby certify that this Rule 11 Agreement clearly reflects the terms of a full and final settlement of all claims pending between Wildcat Consulting Group LLC and Greenway Technologies, Inc..

/s/ Marshall Gleason
Marshall Gleason
Member and Authorized Representative
For Plaintiff, Wildcat Consulting Group LLC

Date: 03/06/19

/s/ James V. Jay
James V. Jay
Attorney for Plaintiff

Date: 03/06/19

/s/ John Olynick
John Olynick
Member and Authorized Representative
For Defendant, Greenway Technologies, Inc.

Date: 03/06/19

/s/ Zachary C. Farrar
Zachary C. Farrar
Attorney for Defendant

Date: 03/06/19